Reg. No. 333-32108
                                                            File No.  811-09845




                                     FORM N-18F-1



                          SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549




                    Notification of Election Pursuant to Rule 18f-1
                       Under the Investment Company Act of 1940




                        OPPENHEIMER EMERGING TECHNOLOGIES FUND
                                Two World Trade Center
                            New York, New York  10048-0203
                   ------------------------------------------------
                            Name and Address of Registrant




                               NOTIFICATION OF ELECTION
                      ------------------------------------------


The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.




                                       SIGNATURE
                                   -----------------

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the City of New York and the State of New York on the 5nd day of May, 2000.


                        OPPENHEIMER EMERGING TECHNOLOGIES FUND

--------------------------------------------------------------------
                        Name of Registrant



                        By:
                              /s/ Andrew J. Donohue
                              Andrew J. Donohue, Secretary


ATTEST:



/s/ Robert G. Zack
Robert G. Zack, Assistant Secretary



SEC\765.18F